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                                                                    EXHIBIT 23.7

                         INDEPENDENT AUDITORS' CONSENT

To the Board of Directors of
Brittany Insurance Company Ltd.:

     We consent to the incorporation by reference in the Registration Statement of PetroFina S.A. on Form F-3 (File No. 333-49315) of our report dated March 22, 1999, appearing in the Annual Report on Form 20-F of PetroFina S.A. for the year ended December 31, 1999, relating to the balance sheet of Brittany Insurance Company Ltd. as of December 31, 1998 and 1997 and the related statements of income and cash flows for each of the years in the two year period ended December 31, 1998.

/s/  KPMG
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KPMG
Chartered Accountants
Hamilton, Bermuda

July 3, 2000

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